EXHIBIT 99.1

PSB Holdings, Inc.

News Release

January 22, 2015
FOR IMMEDIATE RELEASE
Contact: Thomas A. Borner, President and CEO, PSB Holdings, Inc.
Telephone: (860) 928-6501

PSB HOLDINGS, INC. ANNOUNCES DIVIDEND

PUTNAM, CT – January 22, 2015 – Thomas A. Borner, President and CEO of PSB Holdings, Inc., today announced that the Company’s Board of Directors has declared a cash dividend of $.03 per share of the Company's common stock. The dividend will be payable to all stockholders of record as of February 6, 2015, and will be paid on February 24, 2015.

"We are extremely pleased to announce resumption of the payment of a dividend," said Mr. Borner. “While the last several years have been challenging, we have emerged as a better financial institution in many ways. We will continue our brand of community banking made easy as we enter our 153rd year of service to all of eastern Connecticut”.

The Company is the majority-owned subsidiary of Putnam Bancorp, MHC, a federal mutual holding company, which owns 3,729,846 of the Company's outstanding shares.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a state chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its eight full-service offices. Putnam Bank also operates a full-service loan center in Putnam, Connecticut. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. PSB Holdings Inc.'s common stock trades on the NASDAQ Capital Market under the symbol PSBH.

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